Exhibit 10.2
FIRST AMENDMENT TO INCENTIVE COMPENSATION, CONFIDENTIALITY, NON-DISCLOSURE AND NON-COMPETE AGREEMENT
This First Amendment (this “Amendment”) is entered into between Group 1 Automotive, Inc., a Delaware corporation (the “Company”), and Daryl A. Kenningham (“Employee”), effective as of August 24, 2022 (the “Amendment Effective Date”).
RECITALS
WHEREAS, the Company and Employee previously entered into that certain Incentive Compensation, Confidentiality, Non-Disclosure and Non-Compete Agreement effective June 6, 2011 (the “Incentive Agreement”); and
WHEREAS, in connection with the Employee’s new position as the Company’s President and Chief Operating Officer, effective as of August 24, 2022, and, effective January 1, 2023, Chief Executive Officer, the Company and Employee desire to amend the Incentive Agreement in certain respects.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the sufficiency of which is hereby acknowledged, the parties agree that the Incentive Agreement is hereby amended as follows, effective as of the Amendment Effective Date:
AGREEMENTS
1.Section 1 of the Incentive Agreement is amended to read in its entirety as follows:
1.     BASE SALARY AND INCENTIVE COMPENSATION
    1.1     Base Salary. Beginning on the Amendment Effective Date, Employee’s base salary shall be $1,100,000.00 per annum, and shall be paid in semi-monthly installments in accordance with Employer’s standard payroll practice. Employee’s base salary may be increased from time to time by Employer and, after any such increase, Employee’s new level of base salary shall be Employee’s base salary for purposes of this Agreement until the effective date of any subsequent change.
    1.2     Grants of Incentive Compensation. Employee shall be eligible to receive incentive awards under Employer’s 2014 Long Term Incentive Plan (or other then-current long term incentive plan(s), as applicable, the “Incentive Plans”) in such amounts and in such form as determined in the sole discretion of the Compensation Committee. If Employee is granted such incentive awards, Employee shall enter into a separate written award agreement setting forth the terms and conditions of such awards.
    1.3     Condition of Incentive Award Grants. The rights and liabilities of Employer and Employee regarding entitlement to, and vesting of, any incentive compensation awards granted pursuant to this Agreement or pursuant to the Incentive Plans shall be conditioned and dependent on the Employee’s consent and agreement to the promises set forth in Sections 2 and 3 of this Agreement. In the event that any provision set forth in Sections 2 and 3 are violated, Employer shall have the right, among other remedies, to demand forfeiture of any equity award realized during the twelve (12) months prior to such violation or declaration.

Exhibit 10.2
2.Section 3.5 of the Incentive Agreement is amended to read in its entirety as follows:
3.5    Materiality and Conditionality of Section. Section 3.1 is material to this Agreement. Employee’s agreement to strictly comply with Section 3.1 is a precondition for Employee’s receipt of payments and vesting of Incentive Plan awards pursuant to Section 1 of this Agreement. Whether or not Section 3.1 or any portion thereof has been held or found invalid or unenforceable for any reason whatsoever by a court or other constituted legal authority of competent jurisdiction, upon any violation of Section 3.1 or any portion thereof, or upon a finding that a violation would have occurred if such Section or any portion thereof were enforceable, the Employee and Employer agree that (i) the Employee’s interest in the Incentive Plan awards granted pursuant to Section 1 of this Agreement shall automatically lapse and be forfeited; (ii) Employer shall have no obligation to make any further payments to Employee under the terms of the Incentive Plan awards granted pursuant to Section 1 of this Agreement; and (iii) Employer shall be entitled to receive the full value of any payments which were previously made to the Employee pursuant to the terms of the Incentive Plan awards granted pursuant to Section 1 of this Agreement in the previous twelve (12) months, as well as the value of any Incentive Plan awards that may have vested during the past twelve (12) months from the date of the Employee’s termination, for any reason, to the date on which a court or arbitration panel held or found the non-compete article to have been violated.
3.Section 5.12 of the Incentive Agreement shall be amended by replacing the reference to “Section 1.3” with “Section 1.2.”
4.Miscellaneous.
•Except as expressly amended hereby, the Incentive Agreement, as amended, is unchanged and remains in full force and effect.
•This Amendment is made a part of, and is incorporated into, the Incentive Agreement and is subject to all provisions therein (as amended hereby), including the amendments, waivers, construction, notices, governing law and entire agreement provisions thereof. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas without reference to principles of conflict of laws.
[Remainder of Page Intentionally Blank; Signature Page Follows]

Exhibit 10.2
IN WITNESS WHEREOF, Employee has hereunto set Employee’s hand and the Company has caused this Amendment to be executed in its name on its behalf, effective as of the dates provided for herein.

GROUP 1 AUTOMOTIVE, INC.

By: /s/Anne Taylor
Name: Anne Taylor
Title: Chair, Compensation & Human Resources Committee

EMPLOYEE

By: /s/ Daryl A. Kenningham
Name: Daryl A. Kenningham